================================================================================



                            ASSET PURCHASE AGREEMENT
                            ------------------------


                           Dated as of June 30, 1995


                                     among


                           SPECIALTY EXTRUSION, LTD.,
                       WALTER HASTIE AND WILLIAM ESPARZA

                                      and

                          SPECIALTY ACQUISITION CORP.
                                      and
                          WAKEFIELD ENGINEERING, INC.



================================================================================

                               TABLE OF CONTENTS
                               -----------------

1.  Defined Terms.................................................  1
     1.1.  Defined Terms..........................................  1
     1.2.  Accounting Terms.......................................  7
     1.3.  Other Rules of Construction............................  7

2.  Sale and Purchase.............................................  8
     2.1.    Sale and Purchase....................................  8

3.  Closing.......................................................  8
     3.1.  The Closing............................................  8
     3.2.  Closing Events.........................................  8

4.  Purchase Price................................................  8
     4.1.  Purchase Price.........................................  8
     4.2.  Payment of the Purchase Price..........................  8
     4.3.  Adjustment to Purchase Price...........................  9
     4.4.  Allocation............................................. 10

5.  Assumption of Certain Liabilities............................. 11
     5.1.  Assumed Liabilities.................................... 11
     5.2.  Liabilities Not Assumed................................ 11
     5.3.  Retained Liabilities................................... 11

6.  Representations, Warranties and Covenants of Seller Group..... 11
     6.1.  Organization and Good Standing......................... 11
     6.2.  Authority.............................................. 11
     6.3.  Financial Statements................................... 12
     6.4.  Real Property.......................................... 12
     6.5.  Personal Property...................................... 13
     6.6.  Intellectual Property Rights........................... 13
     6.7.  Litigation............................................. 14
     6.8.  Compliance with Laws................................... 14
     6.9.  Material Adverse Changes............................... 15
     6.10. Entire Business........................................ 15
     6.11. Contracts.............................................. 15
     6.12. Absence of Certain Changes............................. 18


     6.13. Employees.............................................. 19
     6.14. Benefit Plans.......................................... 19
     6.15. Consents............................................... 19
     6.16. Permits................................................ 19
     6.17. Transactions with Affiliates........................... 20
     6.18. Payments............................................... 20
     6.19. Insurance.............................................. 20
     6.20. Environmental Matters.................................. 21
     6.21. Inventories............................................ 21
     6.22. Important Suppliers and Customers...................... 21
     6.23. Tools, Jigs and Dies................................... 21
     6.24. Books of Account....................................... 22
     6.25. Accounts Receivable; Accounts and Other
            Liabilities Payable................................... 22
     6.26. Taxes.................................................. 22
     6.27. Brokers................................................ 23
     6.28. TiBrand................................................ 23
     6.29. Schedules; Truthfulness................................ 23

7.  Representations, Warranties and Covenants of Purchaser........ 23
     7.1.  Organization........................................... 23
     7.2.  Authority.............................................. 23
     7.3.  Brokers................................................ 24
     7.4.  Schedules; Truthfulness................................ 24

8.  Further Covenants and Agreements.............................. 24
     8.1.  Conduct of Business.................................... 24
     8.2.  Approvals; Consents; Permits........................... 25
     8.3.  Access; Information.................................... 26
     8.4.  No Shopping............................................ 26
     8.5.  Best Efforts........................................... 26
     8.6.  Cancellation of Security Interests..................... 27
     8.7.  Taxes in Connection with this Transaction.............. 27
     8.8.  Pre-Closing Employment Costs........................... 27
     8.9.  Due Diligence Review................................... 27

9.  Conditions Precedent to Obligations of Purchaser.............. 28
     9.1.  Opinion of Counsel..................................... 28
     9.2.  Performance by Seller.................................. 28
     9.3.  Representation and Warranties.......................... 28


     9.4.  No Actions or Proceedings.............................. 28
     9.5.  No Material Adverse Change............................. 29
     9.6.  Satisfaction of Counsel................................ 29
     9.7.  Name Change............................................ 29
     9.8.  Consent; Permits and Approvals......................... 29
     9.9.  Retention of Employees................................. 29
     9.10. Lease.................................................. 29
     9.11. Certain Environmental Matters.......................... 29
     9.12. Documents.............................................. 29

10.  Conditions Precedent to Obligations of the Seller Group...... 30
     10.1.  Opinion of Counsel.................................... 30
     10.2.  Performance by the Purchaser.......................... 30
     10.3.  Representations and Warranties........................ 30
     10.4.  No Actions or Proceedings............................. 30
     10.5.  Satisfaction of Counsel............................... 30
     10.6.  Documents............................................. 30

11.  Documents to be Delivered at the Closing..................... 30
     11.1.  Documents to be Delivered by the Seller Group......... 30
     11.2.  Documents to be Delivered by the Purchaser............ 32

12.  Survival and Indemnifications................................ 32
     12.1.  Survival of Representations........................... 32
     12.2.  Indemnification by Seller Group....................... 32
     12.3.  Indemnification by Purchaser.......................... 33
     12.4.  Notice, Etc........................................... 34
     12.5.  Reimbursement of Costs................................ 34
     12.6.  Limitations........................................... 35

13.  Post Closing Contracts....................................... 35
     13.1.  Non-Compete; Non-Disclosure; Consulting............... 35
     13.2.  Further Assurances.................................... 36
     13.3.  Use of Names.......................................... 36
     13.4.  Financial Records..................................... 36
     13.5.  Accounts Receivable Adjustments....................... 37

14.  Miscellaneous................................................ 38
     14.1.  Amendments and Waivers................................ 38
     14.2.  Transferability....................................... 38
     14.3.  Notices............................................... 38
     14.4.  Remedies.............................................. 40
     14.5.  Governing Law;........................................ 40
     14.6.  Dispute Resolution.................................... 40
     14.7.  Partial Invalidity.................................... 41
     14.8.  Section Headings...................................... 41
     14.9.  Counterparts.......................................... 41
     14.10. Entire Agreement...................................... 41
     14.11. Publicity............................................. 41
     14.12. Joint and Several Obligations......................... 41
     14.13. Release of Personal Guarantees........................ 41
     14.14. Confidentiality....................................... 42

                         LIST OF SCHEDULES AND EXHIBITS
                         ------------------------------

Schedule 1.1(ii)       List and Description of Heat Sink Dies

Schedule 1.1(xxvii)    List of Tradenames

Exhibit 4.2            Form of Escrow Agreement

Schedule 4.4           Allocation of Purchase Price

Schedule 6.1           Jurisdictions where Seller is Qualified to do Business

Schedule 6.2           List of Authorization, Consents to be taken to effectuate
                       Agreement

Schedule 6.4           List of Leases of Real Property of Seller

Schedule 6.5           List of Leases of Personal Property

Schedule 6.6           List of Intellectual Property Rights

Schedule 6.7           List of all Legal Proceedings in which Seller is Claimant

Schedule 6.11(a)       List of Assumed Contracts

Schedule 6.11(c) Assumed Contracts which are not in all material respects valid and in full force and effect

Schedule 6.11(d)       List of Non-Assumed Contracts

Schedule 6.12          Certain Changes

Schedule 6.13(b) Sellers' liabilities arising out of claims made or suits brought by current, former or prospective employees.

Schedule 6.13(c)       List as of May 31, 1994 of all Seller's employees
                       (including employee benefits)

Schedule 6.14          Description of Seller's Benefits Plans


Schedule 6.15 Consents for Purchaser to acquire, hold or use the Assets or Business

Schedule 6.16          List of Permits

Schedule 6.17          List of Transactions with Affiliates and Associates

Schedule 6.19 List of all insurance policies or binders insuring an Asset or the Business

Schedule 6.21          List of Inventory

Schedule 6.22          List of 5 largest customers/suppliers

Schedule 6.23          List of all tools, dies and jigs

Schedule 6.25(a)       Accounts Receivable Aging Report

Schedule 6.25(b)       List of all creditors of Seller as of May 31, 1995

Schedule 6.29 List of Documents and Information Purchaser was not given access to by Seller Group

Schedule 7.3           List of Brokers used in this transaction

Schedule 8.8           Accrued Employment Cost Schedule

Exhibit 9.1            Opinion of Counsel for Seller Group

Exhibit 10.1           Opinion of Counsel for Purchaser

Schedule 14.13         List of Personal Guarantees to be Released

     ASSET PURCHASE AGREEMENT, dated June 30, 1995, by and between SPECIALTY EXTRUSION, LTD., a California corporation with its principal place of business at 801 S. Acacia Avenue, Fullerton, California 92634 ("Seller"), WALTER HASTIE, residing at 4070 Rainwood Avenue, Yorba Linda, California ("Hastie"), and WILLIAM ESPARZA, residing at 7556 S. Lindsey Avenue, Pico Rivera, California ("Esparza"), on the one hand, and WAKEFIELD ENGINEERING INC. a Delaware corporation ("Wakefield") and SPECIALTY ACQUISITION CORP., a California corporation with offices at 27901 Front Street, Temecula, CA ("Purchaser"), on the other hand. Seller, Hastie and Esparza are sometimes hereinafter referred to, jointly and severally, as the "Seller Group," and Hastie and Esparza are sometimes referred to as the "Shareholders".

                                    RECITALS
                                    --------

     A. Hastie and Esparza are the sole shareholders of Seller, and Hastie is the President of Seller.

     B. Purchaser is a California corporation with offices at 27901 Front Street, Temecula, CA 90280, and is a wholly-owned subsidiary of Wakefield Engineering, Inc., a Delaware corporation with its principal place of business at 60 Audubon Road, Wakefield, Massachusetts 01880.

     C. The Seller Group desires the Seller to sell, and the Purchaser desires to purchase, the Business (hereinafter defined) and the Assets (hereinafter defined), in consideration of the Purchase Price, and Purchaser's assumption of the Assumed Liabilities (hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement.

     THEREFORE, the parties hereto agree as follows:

                               1.  DEFINED TERMS
                                   -------------

     1.1.  Defined Terms.  The following terms shall have the following
           -------------
meanings:

     (i) "Affiliate" shall mean with respect to any party hereto, any Person
          ---------
(hereinafter defined) which directly or indirectly through stock ownership or through other arrangement controls, is controlled by or is under common control with, such party. The term "control" shall mean the power to direct the affairs
                             -------
of such Person by reason of ownership of voting stock or other equity interests, by contract or otherwise.

     (ii) "Assets" shall mean all (x) the assets, properties, business and other
           ------
rights owned, leased (as leasee or leasor), licensed (as licensee or licensor) or used by Seller in connection with the Business or reflected or required to be reflected as assets in the Balance Sheets (hereinafter defined), together with those so leased, licensed or used by Seller after December 31, 1994, including Seller's furniture, fixtures and equipment, tools, dies, jigs, leasehold improvements, vehicles, fixed assets, prepaid expenses, accounts receivable, Inventory (hereinafter defined), Assumed Contracts (hereinafter defined), Intellectual Property Rights (hereinafter defined), Permits (hereinafter defined), Seller's relationship with its customers, suppliers and employees, all indemnities held by Seller relating to Compliance Matters (hereinafter defined), and all files and records of the Seller (other than those necessary for the shareholders to retain under applicable Internal Revenue guidelines, which records shall be maintained by Shareholders to which the Purchaser shall be offered reasonable access for purposes related to the operation of the Business), but excluding assets, disposed of by Seller in the ordinary course of its Business after December 31, 1994 consistent with its past practices and this Agreement and the Excluded Assets (hereinafter defined), and (y) the Mill (hereinafter defined). The Assets shall include heat sink dies purchased by, and belonging to, customers of Seller which are located at the Mill and which may be used by Seller only to manufacture extrusions for such customers. Such dies, which are listed and described on Schedule 1.1(ii), shall not be included as current Assets on the Closing Date Net Working Capital Statement.

     (iii)  "Associate," in reference to any Person, shall mean (i) any
             ---------
corporation, partnership or other entity of which any such Person is an officer or partner or is, directly or indirectly, a beneficial owner (including shares held by any parent, child, sibling or spouse) of 10% or more of any class of equity securities (ii) any trust or estate in which any Person has a substantial beneficial interest or as to which any such Person serves as trustee or in a similar fiduciary capacity and (iii) any parent, child, sibling or spouse of any such Person, or parent, child or sibling of such spouse.

     (iv) "Assumed Contracts" shall mean all rights, interests, and benefits of
           -----------------
Seller under the Contracts (hereinafter defined) identified on Schedule 6.11(a), and all obligations and liabilities of the Purchaser thereunder, as assignee of an Assumed Contract, to the extent that such obligations and liabilities arise after the conclusion of the Closing.

     (v) "Assumed Liabilities" shall mean all
          -------------------

               (w) liabilities and obligations of the Seller as of the Closing to City National Bank ("CNB") under the Loan Agreement dated July 1, 1994, between Seller and CNB (the "CNB Loan Agreement"), to the extent of the principal amount thereof outstanding as of the Closing or arising with respect to a period commencing subsequent to the Closing (the "Bank Debt"),

               (x) accounts payable of the Seller to the extent listed on the Closing Date Net Working Capital Statement;

               (y) Assumed Contracts, and

               (z) liabilities arising out of and in connection with the ownership of the Assets or the operation of the Business after conclusion of the Closing,

excluding (in each case) Retained Liabilities (hereinafter defined).

          (vi) "Balance Sheets" shall mean the balance sheets of the Seller as
                --------------
of December 31, 1994 and March 31, 1995, with the notes thereto, and the internally prepared balance sheet of Seller as of May 31, 1995, copies of which have been delivered to Purchaser.

          (vii)  "Benefit Plans" shall mean all "employee pension benefit plans"
                  -------------
(as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA), bonus, deferred compensation, incentive or other compensation plans or arrangements, and other employee fringe benefit plans at any time maintained, or contributed to, by Seller for the benefit of any employees, officers or directors.

          (viii)  "Business" shall mean the business of Seller as historically
                   --------
and currently conducted, consistent with past practices including, without limitation, the design, development, manufacture, servicing, importing, marketing, dealing in and distribution of aluminum extrusions and related products and services.

              (ix)  "Compliance Matters" shall mean any Law (hereinafter
                     ------------------
defined), including, without limitation, the Occupational Safety and Health Act ("OSHA"),

Resource Conservation and Recovery Act ("RCRA"), Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), Employee Retirement Income Security Act of 1974 ("ERISA"), and [identify California statutes] to which Seller, the Business or the Assets may be subject on or prior to the Closing.

          (x) "Contracts" shall mean all agreements, leases, rental agreements,
               ---------
insurance policies, collective bargaining agreements, union contracts, licenses, employee plans, purchase orders, sales orders, commitments, confidentiality non-use or non-disclosure agreements, and all other binding arrangements, whether written or oral, express or implied, of Seller or relating to the Business or an Asset (including the Mill).

          (xi) "Excluded Assets" shall mean the Retained Records (hereinafter
                ---------------
defined), the shares of capital stock of Seller, all rights of the Seller under this Agreement, the two automobiles owned or leased by Seller and used by the Shareholders, cash, third party deposits and refunds and all other assets and properties of Shareholders and Seller [other than as specifically identified as Assets to be purchase hereunder.] Such Excluded Assets shall not be included as assets on the Net Working Capital Statement.

          (xii)  "Financial Statements" shall mean the (i) Balance Sheets of
                  --------------------
Seller as of December 31, 1994, March 31, 1995 and the internally prepared balance sheet as of May 31, 1995 and (ii) statements of income and changes in financial position of the Seller for the twelve months ended December 31, 1994, the three months ended March 31, 1995.

          (xiii)  "Hazardous Materials" shall mean flammable materials,
                   -------------------
explosives, radioactive materials, asbestos, polychlorinated biphenyls, carcinogens, oil and other petroleum products, and any other hazardous or toxic materials, wastes and substances as defined under or regulated by the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., as amended, Hazardous Materials, Transportation Act, 42 U.S.C. Section 1801 et seq. [identify California statutes], and the regulations promulgated thereunder, and all applicable federal, state and local laws, rules and regulations relating to the environment or to effluent wastes, toxic materials, hazardous materials and pollutants, or to the release, use, storage, treatment, transportation, manufacture, handling or disposal of such materials, wastes or substances. The term "release" shall
                                                                -------
mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.  The term "environment" shall mean any
                                              -----------
surface or groundwater water supply, land, surface, or subsurface strata or the ambient air.

          (xiv)  "Income Taxes" shall mean (i) all Federal, state, local or
                  ------------
foreign income or franchise taxes of Seller or other taxes or charges imposed on or with respect to Seller's net income or capital, together with any interest or penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements with respect to any Income Taxes.

          (xv) "Intellectual Property Rights" shall mean the (i) Patents
                ----------------------------
(hereinafter defined), (ii) Know-how (hereinafter defined), (iii) Trademarks (hereinafter defined), (iv) Trade Names (hereinafter defined) and (v) shop rights, copyrights, inventions, confidential information and all other intellectual property rights, whether registered or not, of a member of the Seller Group pertaining to the Business or Assets or Seller.

          (xvi)  "Inventory" shall mean all Products (hereinafter defined),
                  ---------
work-in-process, finished goods, raw materials, supplies and packaging materials of Seller, whether current, excess or obsolete.

          (xvii)  "Know-how" shall mean all lab journals, trade secrets
                   --------
(including, without limitation, proprietary or confidential information and use and application know-how), formulas, processes, product designs, manufacturing, engineering and other drawings, computer databases and software, technology, technical information, safety information, engineering and technical data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and information and similar data of a member of the Seller Group pertaining to the Business or the Assets or Seller.

          (xviii)  "Mill" shall mean the aluminum extrusion press owned by the
                    ----
Shareholders and used by Seller in the Business at Sellers' place of business, including all the rights, properties and interests therein of Shareholders and Seller relating thereto.

          (xix)  "Patents" shall mean United States and foreign patents
                  -------
(including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures, and all other patent and ancillary rights of Seller (including those as licensee or licensor).

          (xx) "Person" shall mean any natural person, corporation, association,
          ---- -------
partnership, joint venture or other entity.

          (xxi)  "Products" shall mean all products (including aluminum
                  --------
extrusions, and all products and services related thereto) and services designed, developed, manufactured, produced, serviced, imported, marketed, dealt in, sold or distributed by Seller.

          (xxii)  "Product Liability Claims" shall mean all claims and actions
                   ------------------------
arising from the sale or use prior to the consummation of the Closing of any Product for injuries alleged to have been caused by such Product.

          (xxiii)  "Retained Liabilities" shall mean all liabilities and
                    --------------------
obligations relating to

               (i) the Business or Assets, other than Assumed Liabilities,

               (ii) Accrued Interest, Accrued Expenses, Accrued Insurance, Accrued Interest-Officer, Accrued Rent-Officer, Accrued Franchise Tax, Notes Payable-GMAC, Note Payable-Officer, as referred to in the Balance Sheet or incurred after December 31, 1994 with respect thereto, and the two automobiles owned or leased by Seller and used by the Shareholders.

               (iii) any obligation or liability of Seller (A) to any Affiliate or Associate of Seller, (B) to the extent insured against Seller for the benefit of an Affiliate of Seller, (C) which results from a contingent liability not fixed or liquidated as of the Closing,
               (D) to or with respect to any present or former officer, director or employee of Seller, other than the Accrued Employment Costs (hereinafter defined) adequately provided for in the Balance Sheet, or (E) not related to the Business,

               (iv) Compliance Matters,

               (v) Taxes (hereinafter defined),

               (vi) Product Liability Claims,

               (vii) Benefit Plans, or of

               (viii) a member of the Seller Group pursuant to this Agreement.

          (xxiv)  "Retained Records" shall mean the Seller's (i) corporate
                   ----------------
minute books, (ii) records subject to an attorney-client privilege and relating to the transactions contemplated by this Agreement, and (iii) copies of all other records which Seller is required by law to retain, which shall be provided after the Closing to Seller by the Purchaser at Seller's request and at its cost.

          (xxv)  "Taxes" shall mean all taxes of any kind of a member of the
                  -----
Seller through conclusion of the Closing, including, without limitation, Income Taxes, those on, or measured by or referred to as income, gross receipts, sales, (other than any sales taxes payable arising out of the transaction contemplated by this Agreement use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or similar fees, assessments or charges of any kind whatsoever required to be paid or collected and remitted by the Seller, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign with respect to such Taxes and any obligations under any agreements with respect thereto.

          (xxvi)  "Trademarks" shall mean trademarks, registrations thereof,
                   ----------
pending applications therefor, and such unregistered rights as are used in the Business.

          (xxvii)  "Trade Names" shall mean all names, trade names, brand marks,
                    -----------
service marks, trade dress, brand names, logos and all other names and slogans embodying Business or Product goodwill of Seller, including those identified in
Schedule 1.1(xxvii).

     1.2. Accounting Terms.  Any accounting terms used in this Agreement shall,
          ----------------
unless otherwise specifically provided, have the meanings customarily given them in accordance with United States generally accepted accounting principles as applied on a consistent basis by Seller ("GAAP"), and all financial computations, statements and reports hereunder shall, unless otherwise specifically provided, be in accordance with GAAP.

     1.3. Other Rules of Construction.  References in this Agreement to
          ---------------------------
sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise expressly indicated. Words in the singular include the plural, and in the plural includes the singular. The words "and" and "or" connote both the disjunctive and conjunctive of the terms affected, unless otherwise separately expressly indicated. The word "including" means "including, but not limited to,".

                             2.  SALE AND PURCHASE
                                 -----------------

          2.1.  Sale and Purchase.  Upon the terms and subject to the conditions
                -----------------
set forth in this Agreement, the Seller Group shall sell, assign, transfer, convey and deliver at the Closing to the Purchaser, and the Purchaser shall purchase, all right, title and interest in and to the Business and the Assets.

                                 3.  CLOSING.
                                     -------

          3.1.  The Closing.  The closing (the "Closing") shall take place at a
                -----------
location to be agreed upon by the parties at 10:00 A.M. on June 30, 1995 or on such other date as the parties may agree in writing. All business conducted through the close of business on June 30, 1995 shall be for the account of Seller.

          3.2.  Closing Events.  At the Closing, (i) the sale and purchase
                --------------
referred to in Section 2.1 shall be effected, and (ii) each of the parties shall execute and deliver to each other the documents required to be executed and delivered pursuant to Section 11.

                              4.  PURCHASE PRICE.
                                  --------------

          4.1.  Purchase Price.  The consideration for the Business and Assets
                --------------
shall be (i) $2,000,000 and (ii) Purchaser's assumption of the Assumed Liabilities.

          4.2.  Payment of the Purchase Price.  (a) The Purchase Price shall be
                -----------------------------
payable by certified check or wire transfer as follows: (i) $25,000 shall be credited to the Purchase Price for amounts previously paid in escrow to Seller's lawyer; (ii) the sum of $1,475,000 shall be allocated and payable as directed by Seller and Shareholders; and (iii) the sum of $500,000 shall be payable to Magasinn & Magasinn, as escrow agent, to be held and applied pursuant to the Escrow Agreement (in the form of Exhibit 4.2 hereto) to secure Seller Group's indemnity obligations under this Agreement and to provide a fund for the payment of any Purchase Price Adjustments and Accounts Receivable Adjustments payable to Purchaser.

          (b) Seller shall utilize $436,596 of the Purchase Price to satisfy and discharge any and all amounts due to the Shareholders, and such Shareholders shall expressly release any and all claim that they may have on the Assets and Business.

          (c) At Closing, in addition to the payment of the Purchase Price, Purchaser shall pay an amount sufficient to discharge all indebtedness of Seller to CNB, which as of March 31, 1995, was $583,500. In the event that the indebtedness to CNB is more than $608,500, such excess shall be reduced from the cash portion of the Purchase Price payable to Seller, and shall be evidenced by a Note payable to Seller 180 days from Closing and containing other customary terms and conditions.

          (d) In the event that the Closing is delayed beyond June 30, 1995 by reason of Purchaser's failure to close by that date despite the satisfaction of all of its conditions to Closing, if Seller is required to pay a renewal or similar fee to CNB, the amount of such fee (not in excess of $5,000) shall be a non-refundable extension fee and shall be paid by Purchaser by June 30, 1995.

          (e) The sum of $25,000 has been previously deposited in escrow by Purchaser. In the event Purchaser fails to consummate the Closing despite the satisfaction of all of its conditions to Closing by the Closing Date, Seller Group shall receive such deposit as liquidated damages, and this Agreement shall terminate and the parties shall have no further liability or obligation to each other except that Purchaser shall be bound by any agreement with respect to the confidential treatment of information it has received from Seller.

          4.3.  Adjustment to Purchase Price.  (a) As soon as reasonably
                ----------------------------
practicable after the Closing Date (but in no event later than 90 days following the Closing Date), the Purchaser, at Purchaser's expense, shall cause to be prepared and delivered to the Shareholders a Net Working Capital Statement of Specialty as at the Closing Date (the "Closing Date Net Working Capital Statement"), which shall be certified by Arthur Andersen, LLP and shall be prepared in accordance with generally accepted accounting principles on a basis consistent with the 12-31-94 Financial Statement. Based upon the Closing Date Net Working Capital Statement, the Purchase Price shall be adjusted as follows:

          (i) if the Net Working Capital (hereinafter defined) of Specialty as shown on the Closing Date Net Working Capital Statement is negative, then the Purchase Price shall be decreased by the deficit.

          (ii) if the Net Working Capital of Specialty as shown on the Closing Date Net Working Capital Statement is positive, then the Purchase Price shall be increased by an amount equal to the excess.

          (b) For the purposes hereof, the term "Net Working Capital" shall mean all of the Seller's current assets (other than Excluded Assets) including Inventory (excluding excess and obsolete items), Accounts Receivable (net of a $5,000 reserve and exclusive of the retained Accounts Receivable described on
Schedule 6.25(a)) and prepaid expenses as of the Closing Date sold and delivered to Purchaser minus Seller's accounts payable, amounts necessary to fully satisfy
             -----
the Bank Debt under the CNB Loan Agreement and any other liabilities assumed by Purchaser.

          (c) The Seller Group shall notify the Purchaser in writing within 30 days (time being of the essence) after it receives the Closing Date Net Working Capital Statement of any disagreements it may have with the Closing Date Net Working Capital Statement or the computation of any Purchase Price Adjustment, setting forward in reasonable detail the basis for and (if computable by the Seller Group) the amount of such disagreements. If at the end of such 30-day period no resolution is reached, such disagreements shall be resolved by a "big six" accounting firm other than Arthur Andersen, LLP, chosen by the parties, which determination shall be limited solely to the disagreements identified by the Seller Group and which shall be final and binding on the parties hereto.
The fees and disbursements of such firm shall be borne by the party whose position is not substantially upheld. In the event of an adjustment to the Purchase Price which requires an additional payment by the Purchaser to the Shareholders, such amount shall be payable within ten days of the delivery of the Closing Date Net Capital Working Statement. If the Closing Date Net Working Capital Statement should disclose that any amount is payable by the Shareholders to the Purchaser, such amount shall be payable within ten (10) days following delivery of the Closing Date Net Capital Working Statement. All such payments shall include interest at the rate of 9% per annum from Closing through the date of payment.

          4.4.  Allocation of Purchase Price.  The parties agree that the
                ----------------------------
Purchase Price shall be allocated among the Assets in the manner set forth on
Schedule 4.4 attached hereto. Purchaser, Shareholders and Seller further agree that such allocation shall govern for income tax purposes, and each party represents and warrants that it shall reflect such allocation in its federal and state income tax returns.

                    5.  ASSUMPTION OF CERTAIN LIABILITIES.
                        ---------------------------------

          5.1.  Assumed Liabilities.  At Closing, the Purchaser shall assume and
                -------------------
subsequently, in due course, pay or discharge the Assumed Liabilities.

          5.2.  Liabilities Not Assumed.  Purchaser shall not assume or be
                -----------------------
responsible for any obligation or liability of a member of the Seller Group of any kind, known or unknown, contingent or otherwise, asserted or unasserted, except for the Assumed Liabilities.

          5.3.  Retained Liabilities.  The members of the Seller Group shall be
                --------------------
responsible for, and shall pay or discharge in due course, all Retained Liabilities.

         6.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER GROUP
             ---------------------------------------------------------

          Each member of the Seller Group, jointly and severally, represents and warrants to the Purchaser, as of the date hereof and as of the Closing, and covenants with the Purchaser, that:

          6.1.  Organization and Good Standing.  Seller is a corporation duly
                ------------------------------
organized, validly existing and in good standing under the laws of California and is duly qualified to do business in each other jurisdiction in which the ownership, leasing or operation of the Assets or the conduct of the Business requires such qualification. Such other jurisdictions are set forth in Schedule 6.1.

          6.2.  Authority.  (a) Seller has full corporate power and authority to
                ---------
execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by them pursuant hereto and to consummate the transactions contemplated hereby and thereby. All required corporate acts to authorize the Seller (including authorization by its Board of Directors and approval by it stockholders) to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and properly taken.

          (b) This Agreement has been duly executed and delivered by each member of the Seller Group and constitutes, and such other agreements and instruments when duly executed and delivered by each member of the Seller Group will constitute, legal, valid and binding obligations of each member of the Seller Group enforceable in accordance with their respective terms, except to the extent that such may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies generally.

          (c) The consummation by the Seller Group of the transactions contemplated hereby will not: (i) violate any Law, (ii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a breach or default) under, the Articles of Incorporation or By-laws of Seller or, upon receiving any third-party consent, indenture, mortgage, lease, agreement or other instrument to which a member of the Seller Group is a party or by which it, or the Assets or Business, is bound,
(iii) or result in the creation of a claim, lien or encumbrance on any of the Assets.

          (d) Schedule 6.2 lists all authorizations, consents or other orders or actions of or filings with any Body (hereinafter defined) or Person required to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (the "Approvals").

          6.3.  Financial Statements.  The Financial Statements (i) were
                --------------------
prepared in accordance with the books of account and records of Seller, (ii) are a fair presentation of the financial condition of Seller as of the dates thereof, and (iii) were prepared in accordance with GAAP.

          6.4.  Real Property.  (a)  Seller owns no real property.  Schedule 6.4
                -------------
contains a complete list of all leases for real property used by Seller in connection with the Business (the "Real Property"). Each such lease (a "Lease") is valid, binding and in full force and effect without any default or breach (including default or breach effective after notice or the passage of time) thereunder by Seller or the lessor. Seller has no knowledge of any pending, or threatened, condemnation, eminent domain or similar proceeding with respect to the Real Property or the improvements thereon. Seller has delivered complete copies of all Leases to Purchaser.

          (b) At the Closing (i) to the knowledge of Seller and Shareholders the Real Property and the buildings and structures thereon shall be in conformity with all local and municipal ordinances and with all applicable rules, policies, and regulations of all governmental authorities having jurisdiction over the Real Property, (ii) all utilities, plumbing, ventilation, heating, air conditioning and sewage systems at such buildings shall be in good operating condition, and (iii) the roofs at such buildings shall be free of leaks.

          6.5.  Personal Property.  Except for changes made in the ordinary
                -----------------
course of Business consistent with past practice and in conformity with this Agreement, since December 31, 1994, Seller owns all the personal property reflected on the Balance Sheet, free and clear of all claim, liens or encumbrances (other than of CNB). Schedule 6.5 lists all leases of personal property, and complete copies thereof have been delivered by Seller to Purchaser, except for the lease between the Shareholders and Seller with respect to the Mill, which shall be terminated at Closing. Seller's possession of all leased personal property has not been disturbed, nor has any claim been asserted against it under any such lease.

          6.6.  Intellectual Property Rights.  (a) Schedule 6.6 lists all
                ----------------------------
Intellectual Property Rights. Such Schedule specifies which of such Intellectual Property Rights are owned by Seller and which are licensed (as a license or licensor) and which are registered, which the registration number and date of registration.

         (b) Except as disclosed in Schedule 6.6:

          (i) all Intellectual Property Rights are owned outright by Seller on an exclusive, irrevocable basis free and clear of all claims, liens and encumbrances;

          (ii) the registrations listed in Schedule 6.6 for the Intellectual Property Rights are valid and subsisting and have not been canceled;

          (iii) no Person other than Seller has been granted the right to use any of the Intellectual Property Rights listed in Schedule 6.6, and no member of the Seller Group has knowledge that there is any infringing use thereof;

          (iv) Seller is not required, and Purchaser will not be required, to pay any royalty or other payment to any other Person with respect to any Intellectual Property Right;

          (v) all rights of Seller in and to such Intellectual Property Rights are transferable to the Purchaser without any required consent or other approval;

          (vi) upon the consummation of the transfers provided for herein, Seller will have transferred to the Purchaser all right, title and interest in and to such Intellectual Property Rights, free and clear of all claims, liens and encumbrances;

          (vii) there is no conflict (pending or threatened) with any right of and other Person with respect to any Intellectual Property Right;

          (viii) no suit, action, arbitration or governmental investigation, or legal, administrative or other proceeding (collectively a "Legal Proceeding") is pending or threatened against a member of the Seller Group which involves any Intellectual Property Right;

          (ix) Seller is not subject to any judgment, order, writ, injunction, judgment, or decree (collectively "Orders") of any court, arbitration agency or panel, governmental department, commission, board, bureau, agency or instrumentality, domestic (federal, state or local) or foreign, or arbitrator or arbitration panel (collectively a "Body"), and they have not entered into any Contract which restricts or impairs the use of any Intellectual Property Right; and

          (x) Seller has not authorized any other Person by license, royalty agreement or otherwise to use any Intellectual Property Right.

     6.7. Litigation.  (a)  There is no Legal Proceeding pending or threatened
          ----------
against or by a member of the Seller Group relating to the Business or Assets in or before any Body; and

     (b) there has been no Legal Proceeding previously resolved against Seller which remains unsatisfied.

     (c) Schedule 6.7(c) lists all Legal Proceedings in which Seller is a claimant.

     6.8. Compliance with Laws.  (a)  The manner in which Seller currently
          --------------------
conducts the Business complies in all material respects with all laws, ordinances, regulations, licensing requirements, rules, decrees, awards or orders (collectively "Laws") applicable to the Assets or the Business;

          (b) there are no Legal Proceedings, pending or threatened, against or by Seller relating to any Laws; and

          (c) Seller is not subject to any Order of any Body.

     6.9. Material Adverse Changes.  Since December 31, 1994 there has been no
          ------------------------
material adverse change (financial or other) in the Business or Assets or in the business, financial or economic conditions relating to the Business or Assets.

     6.10.  Entire Business.  The sale and transfer of the Assets (including the
            ---------------
Mill and all rights of Seller as lessee or licensee with respect to such leased or licensed Assets) by the Seller Group to the Purchaser pursuant to this Agreement will effectively convey to the Purchaser the entire Business (as historically and currently conducted) and all the Assets, including, without limitation, all of the tangible and intangible property and rights used by Seller in connection with the Business and the Mill. There are no assets, facilities or services used by Seller in connection with the Business or Assets in which an Affiliate of the Seller has any interest, except for the Mill. The Assets include all the properties and rights used in the Business during the twelve months ended December 31, 1994, except for the Retained Records and assets disposed of in the ordinary course of the Business after December 31, 1994 consistent with past practices and consistent with this Agreement.

     6.11.  Contracts.  (a)  Schedule 6.11(a) lists all Assumed Contracts,
            ---------
copies of which are attached hereto.

     (b) Except as referred to in Schedule 6.11(a), Seller is not a party to any:

          (i) Contract for the employment of any officer, director, employee or consultant or with any labor union or association;

          (ii) Contract pursuant to which any person who is or was an officer, director, employee, consultant or an Affiliate or Associate of any such Person has a material interest;

          (iii) Contract relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money, excluding trade payables, or endorsements made for purposes of collection in the ordinary course of business;

          (iv) Contract having an unexpired term of more than 12 months after the Closing or involving payments after the Closing in excess of $10,000 in any twelve-month period;

          (v)  lease of tangible personal property under which it is the lessee
               (i) having unexpired terms of more than 12 months after the Closing or (ii) involving rent or other payments after the Closing in excess of $10,000 for any such lease;

          (vi) Contract for the production or supply by it of goods or services having unexpired terms (including any periods covered by options to renew exercisable by other parties) of more than 90 days after the Closing;

          (vii) Contract for capital expenditures or the purchase by it of materials, supplies, equipment or services which requires payments by Seller in excess of $5,000 after the Closing;

          (viii)  license or royalty agreement;

          (ix) distributor, dealer, manufacturer's representative, sales agency, franchise or advertising Contracts not terminable on 30 days or less notice without penalty by it;

          (x) Contract granting to any person a right to purchase any Asset other than in the ordinary course of the Business;

          (xi) Contract with respect to the release, discharge or removal of effluent wastes, pollutants or Hazardous Materials of any nature;

          (xii) Contract containing covenants not to compete in any business or geographical area or restricting it from the use or disclosure of any information in its possession; or

          (xiii) Contract not made in the ordinary course of the Business and consistent with past practices.

     (c) Except as referred to in Schedule 6.11(c):

          (i) all such Contracts are in all material respects valid and in full force and effect;

          (ii) Seller, and each other party thereto, has in all material respects performed all obligations required to be performed by such Contracts, and neither Seller nor any other party thereto is in breach or default (and with the giving of notice or lapse of time will not be in breach or default), and will not be in breach or default (and with the giving of notice or the lapse of time will not be in breach or default) as a result of the consummation of the transactions contemplated by this Agreement, under any such Contract;

          (iii) Seller has not received notice that any party to any such Contract intends or may intend to cancel or terminate any such Contract or to exercise or not exercise options or rights under any such Contract;

          (iv) all liabilities and obligations of Seller required to be paid or performed by Seller on or before the Closing under all such Contracts have been, or will have been on the Closing, duly paid in full or performed by the Seller in all material respects; and

          (v) the consummation of the transactions contemplated by this Agreement (A) does not require any Consent under any Contract material to the Business or the Assets which consent will not have been obtained by Seller as of the Closing, and (B) will not result in a right to terminate or modify any material right or privilege now enjoyed by Seller under any such Contract.

     (d) Schedule 6.11(d) lists all Contracts which are not Assumed Contracts.

     (e) Seller shall up-date Schedules 6.11(a), 6.11(b) and 6.11(d) as of the Closing.

     6.12.  Absence of Certain Changes.  Except as set forth in Schedule 6.12,
            --------------------------
since December 31, 1994, the Seller has operated the Business in the ordinary course, consistent with past practices and in conformity with this Agreement, and has not:

          (i) entered into any transaction or incurred any liability or obligation other than in the ordinary course of the Business or which was unusual in nature or amount;

          (ii) had any change in its condition (financial or otherwise), assets, liabilities, business or prospects, except changes in the ordinary course of the Business;

          (iii) granted or agreed to grant any increase in compensation to any of its employees or to any consultant or agent or paid or agreed to pay any bonus to any employee, consultant or agent;

          (iv) waived any of its rights or claims having value, except rights or claims not material in amount and waived in the ordinary course of the Business and consistent with past practice;

          (v) violated any Law applicable to the Business or the Assets, the violation of which could have a material adverse effect on the Business or an Asset;

          (vi) sold or otherwise disposed of any of its Assets except in the ordinary course of the Business and consistent with past practice; or

          (vii)    sold or liquidated any excess or obsolete inventory.

     6.13.  Employees.  (a)  There is no current or threatened work stoppage by
            ---------
any of Seller's employees or any current or threatened work stoppage by any other persons which would materially adversely affect the Business. Seller is not a party to any collective bargaining or other labor agreement. No union organizing or election activities involving any of the Seller's employees are in progress or threatened or have taken place during the past five years.

          (b) Except to the extent provided for in the Balance Sheet and as disclosed in Schedule 6.13(b), Seller is not, and has not, been subject to liability arising out of claims made or suits brought by any employee or former employee of, or applicant for employment with, Seller.

          (c) Schedule 6.13(c) lists, as of May 31, 1995, all Seller's employees by name, position, annual salary and length of service, and summarizes the employee benefits received or to be received by such employee. Such Schedule shall be updated by Seller as of the Closing.

          (d) Seller has not received any notices with respect to claims or findings of violations under OSHA.

     6.14.  Benefit Plans.  (a)  Schedule 6.14 contains a list and brief
            -------------
description of all Benefit Plans of Seller.

          (b) As of the Closing, Seller shall terminate all Benefit Plans, and shall make all payments or contributions necessary to terminate such Plans without further liability or payment after Closing. All obligations or liabilities relating to any such Plan, or such termination, shall be a Retained Liability.

     6.15.  Consents.  Schedule 6.15 lists all authorizations, consents,
            --------
approvals or other action by any Body or Person required to be obtained in connection with Purchaser's acquiring, holding or using the Assets or operating the Business (the "Consents").

     6.16.  Permits.  Seller has all the franchises, licenses, permits and
            -------
governmental and regulatory authorizations and approvals used by Seller or required in connection with the ownership and use of the Assets or operation of Business (the "Permits"). All such Permits are listed in Schedule 6.16 and are valid and in full force and effect. There are no pending or threatened proceedings that could result in the termination or impairment of any Permit.

     6.17.  Transactions with Affiliates and Associates.  Except as disclosed in
            -------------------------------------------
Schedule 6.17, Seller has not engaged in any transaction or entered into any agreement with, or guaranteed any obligation of, any as Affiliate or Associate of Seller or any Affiliate or Associate of a member of the Seller Group.

     6.18.  Payments.  No member of Seller Group, has directly or indirectly:
            --------

          (i)  made any unlawful domestic or foreign political contribution;

          (ii) made or received any payment, or provided or received any service which were not legal to make, receive or provide;

          (iii) had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements; or

          (iv) had any off-book bank or cash accounts or "slush funds".

     6.19.  Insurance.  All insurance policies or binders insuring an Asset or
            ---------
the Business are listed in Schedule 6.19. With respect to the Assets and Business, except as referred to on Schedule 6.19:

          (i) all insurance of Seller has been issued under valid and enforceable policies or binders for the benefit of Seller;

          (ii) all such policies or binders are in full force and effect;

          (iii) there are no pending or asserted claims against such insurance by Seller as to which the insurers have denied liability;

          (iv) there exist no claims under such insurance policies that have not been properly filed; and

          (v) all such policies may be transferred to Purchaser without additional premium.

Schedule 6.19 also sets forth the claims experience for two years with respect to the Business or Assets (both insured and self-insured).

     6.20.  Environmental Matters.
            ---------------------

          (a) There has been no storage, disposal or treatment of Hazardous Materials by Seller (or to the knowledge of Seller or Shareholders any of its predecessors at a site or plant) at or by any site or plant currently or in the past owned, operated, used or contracted for by the Business in violation of any applicable Law, Order or Permit or which would require remedial action under any Law, Order or Permit, and Seller has not received any notice of any such violation with respect to any Hazardous Materials at or by any of such site or plant.

          (b) There has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind by Seller, or to its best knowledge any predecessor of Seller, onto any property owned, leased or occupied by Seller or into the environment surrounding any such property of any Hazardous Materials (whether occurring during or prior to the period of the ownership, leasing, or use of such property by Seller), other than those releases permissible without cost under such Laws or without cost allowable under applicable Permits.

          (c) Seller has not directly or indirectly transported, or arranged for the transport, of any Hazardous Materials, except in accordance with all applicable Laws.

     6.21.  Inventories.  All Inventory reflected on the March 31 Balance Sheet
            -----------
consists, and all Inventory as of the Closing will consist, of current and marketable Products, raw materials, work-in-process and packaging materials and sundry items related to the Business which are usable and (in the case of finished products) saleable Inventory at the Seller's regular prices in the ordinary course of the Business within twelve months from the date of Closing.
Schedule 6.21 lists all Inventory, by category as of May 31, 1995. Seller shall up-date Schedule 6.21 as of the days immediately prior to the Closing.

     6.22.  Important Suppliers and Customers.  Schedule 6.22 lists each of
            ---------------------------------
Seller's five largest customers and suppliers and the volume of business done with each in the last fiscal year. Seller has not received notice that any of its five largest customers or suppliers intends or is considering the termination of its business relationship or to substantially alter the level or nature of its business with Seller.

     6.23.  Tools, Jigs and Dies.  The Purchaser acknowledges that Seller has in
            --------------------
its possession many thousands of dies used in connection with the Business and Mill. Most of the dies in the possession of the Seller are described in die books maintained by the

Seller which contain a description of each die. Some of the dies described in the die books have been removed by the customer, and no representation or warranty is made that Seller has physical possession of each die described in the die books. There is no readily available list of the dies and the related items in the possession of Seller and it would be impracticable to make a list. Seller shall deliver to Purchaser at the Closing all of the dies and related items in its possession, including the die books, subject to no lien, claim or encumbrance other than the rights of the customer. Notwithstanding the foregoing, Seller has in its possession, and shall deliver at Closing, all dies used to manufacture Products for Seller's 25 largest customers for the twelve months ended December 31, 1994. Such dies are listed on Schedule 6.23.

     6.24.  Books of Account.  All the books of account of Seller have been made
            ----------------
available to the Purchaser, and they accurately record all the transactions and assets of the Seller and all Assets.

     6.25.  Accounts Receivable; Accounts and Other Liabilities Payable.
            -----------------------------------------------------------

          (a) The accounts receivable to be reflected on the Closing Date Net Working Capital Statement (net of reserves therein for uncollectible accounts in the aggregate amount of $5,000) will be collectible in the ordinary course of business, without resort to legal process or threat thereof, within 90 days of the date of Closing. Schedule 6.25(a) is an accounts receivable aging report as of May 31, 1995 which accurately reflects all accounts receivable of the Seller, and the aging experience shown thereon is consistent with that of prior periods. Such Schedule will be updated as of the close of business on the day immediately prior to Closing and delivered to the Purchaser at the Closing.

          (b) Schedule 6.25(b) lists all the creditors of the Seller as of May 31, 1995, and identifies each Assumed Liability and each Retained Liability as of such date. Such Schedule will be up-dated by Seller as of the Closing to accurately describe the amounts, nature, and payment due dates of all the Seller's liabilities as of the Closing.

     6.26.  Taxes.  The members of the Seller Group have filed all Tax returns
            -----
and reports required to be filed by Seller or a member of the Seller Group with respect to the Seller, the Business or the Assets. The members of the Seller Group have given Purchaser copies of all of Seller's tax returns and reports for 1992, 1993 and 1994 tax years, and all such returns and reports are accurate, and all Taxes have been paid pursuant thereto.

     6.27.  Brokers.  No member of the Seller Group has incurred any liability,
            -------
either express or implied, to any "broker", "finder", financial adviser or similar person in respect of any of the transactions contemplated hereby.

     6.28.  TiBrand.  Other than a letter of agreement dated December 27, 1994
            -------
(the "Letter of Agreement"), no member of the Seller Group has any agreement, arrangement or understanding with TiBrand Industries, Inc. or any affiliate thereof ("TiBrand") relating to the sale of the Business or Assets. No member of Seller Group has agreed orally or in writing to extend, modify or otherwise amend the terms of the letter of agreement. The letter of agreement expired unperformed by its terms.

     6.29.  Schedules; Truthfulness.  No representation or warranty of a member
            -----------------------
of the Seller Group in this Agreement (including the Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All written materials provided from time to time by a member of the Seller Group to the Purchaser on and prior to the Closing Date are true and correct copies of the documents that they purport to be and they contain no untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. Except as set forth in Schedule 6.29, the Seller Group has provided the Purchaser with access to or copies of all documents and information requested in writing by the Purchaser or its counsel (to the extent such documents and information exist).

          7.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER
              ------------------------------------------------------
Purchaser represents and warrants to, and covenants with, Seller as follows:

     7.1. Organization.  The Purchaser is a corporation duly organized, validly
          ------------
existing and in good standing under the laws of California.

     7.2. Authority.  (a) Purchaser has full power and authority to execute and
          ---------
deliver this Agreement and the other agreements and instruments to be executed and delivered by Purchaser pursuant hereto and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of Purchaser to authorize such execution, delivery and consummation have been or, as of the Closing, will be duly and properly taken.

          (b) This Agreement has been duly executed and delivered by Purchaser and constitutes, and such other agreements and instruments when duly executed and delivered by Purchaser will constitute, legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.

          (c) The execution and delivery by the Purchaser of this Agreement and the execution and delivery by the Purchaser of such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby will not (i) violate any law, or (ii) conflict with, result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Certificate of Incorporation or By-laws of the Purchaser or an Affiliate or any indenture, mortgage, lease, agreement or other instrument to which it or an Affiliate is a party or by which it is bound.

          (d) No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by the Purchaser of this Agreement and the execution and delivery by the Purchaser of such other agreements and instruments or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

     7.3. Brokers.  Purchaser has not incurred any liability, either express or
          -------
implied, to any "broker", "finder", financial adviser or similar person in respect of any of the transactions contemplated hereby, except as indicated in
Schedule 7.3.

     7.4. Schedules; Truthfulness.  No representation or warranty of the
          -----------------------
Purchaser in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                     8.  FURTHER COVENANTS AND AGREEMENTS.
                         --------------------------------

     8.1. Conduct of Business.  (a)  Except as otherwise expressly provided
          -------------------
herein, from and after the date hereof and until the Closing, the Seller Group will have caused Seller to:

          (i) conduct the Business only in its ordinary course consistent with past practices of Seller and in compliance with this Agreement;

          (ii) preserve intact the business organization and reputation of the Business, keep available the services of the management and employees of the Business, and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Business;

          (iii) continue each Seller's existing practices relating to maintaining and keeping its Assets in as good repair and working order as at December 30, 1994 and as at present;

          (iv) promptly notify Purchaser of any material adverse change subsequent to the date hereof in the financial condition, results of operations, properties or prospects of the Business;

          (v) not take any action or engage in any transaction which would render any representation and warranty of a member of the Seller Group inaccurate in any material respect as of the date hereof or as of the Closing;

          (vi) not, except in the ordinary course of business and consistent with past practice, modify, amend or waive any provisions of, or terminate or decline to enforce, any Contract without the prior written consent of Purchaser, which consent shall not be unreasonably withheld; and

          (vii)  not sell or liquidate any excess or obsolete Inventory.

          (b) The Seller Group agrees that until the Closing, designated representatives of the Purchaser Group may observe the day-to-day management of the Business.

     8.2. Approvals; Consents; Permits.  Seller shall obtain, and deliver to
          ----------------------------
Purchaser on Closing, all Approvals, Consents, and Permits, including governmental authorizations, estoppel certificates and filings required to be obtained or made or which may be reasonably necessary to the consummation of the transactions contemplated by this Agreement or the ownership of or use by Purchaser of the Assets or its operation of the Business, as may be reasonably requested by Purchaser.

     8.3. Access; Information.  Through the Closing, the members of the Seller
          -------------------
Group shall:

          (i) afford to the authorized representatives of the Purchaser Group reasonable access, during normal business hours, to the employees, offices, plants, properties, books and records of the Seller and of the members of Seller Group with regard to the Mill in order that the Purchaser Group may have full opportunity to make such engineering, environmental, legal, financial, accounting and other reviews or investigations of the Business and the Assets as the Purchaser Group shall desire to make;

          (ii) instruct and use their best efforts to cause Seller's independent public accountants to permit Purchaser Group's independent public accountants to inspect the accounting work papers and other records relating to the Business and the Assets;

          (iii) furnish to the Purchaser Group and its authorized representatives such additional financial and operating data and other information regarding the Assets and Business as Purchaser shall reasonably request; and

          (iv) permit a representative of the Purchaser Group's accountants to observe the physical inventory of the Business as of the Closing Date.

     8.4. No Shopping.  No member of Seller Group shall, directly or indirectly,
          -----------
contact, initiate, solicit, enter into or conduct any discussions or negotiations, or enter into any agreement with any person with respect to the direct or indirect sale of all or any part of the Assets (except in the ordinary course of Business and consistent with past practice) or the Business or capital stock of the Seller.

     8.5. Best Efforts.  The members of the Seller Group and the Purchaser shall
          ------------
use their best efforts to fulfill the conditions to their or its obligations hereunder and to cause their or their respective representations and warranties to remain true and correct in all material respects as of the Closing.

     8.6. Cancellation of Security Interests.  On or prior to the Closing,
          ----------------------------------
Seller shall cause to be cancelled and terminated all security interests, liens or other encumbrances on the Assets or the Business other than of CNB, which Purchaser shall discharge at Closing. Three days before Closing, Seller shall deliver to Purchaser a pay-off letter from CNB certifying the amount necessary to fully discharge all of Seller's obligations to CNB. Seller shall not incur further obligations to CNB after delivery of the pay-off letter.

     8.7. Taxes in Connection with this Transaction.  All sales taxes due or
          -----------------------------------------
incurred arising out of the transactions contemplated by this Agreement shall be paid by Purchaser.

     8.8. Pre-Closing Employment Costs.  At the Closing, the Seller shall
          ----------------------------
deliver to the Purchaser Schedule 8.8 (the "Accrued Employment Cost Schedule"), which shall list and describe all amounts accruable (the "Accrued Employment Costs") with respect to the benefits of each employee of Seller (including, without limitation, for accrued vacation, personal leaves and health benefits) as of the day prior to the Closing and unpaid as of said time. All such accrued employment costs shall be adequately provided for in the Closing Date Net Working Capital Statement.

     8.9. Due Diligence Review.  The obligation of Purchaser to consummate the
          --------------------
transactions contemplated herein shall be conditioned upon a satisfactory completion of a due diligence investigation of the assets, liabilities, properties and businesses of Seller, and the 12-31-94, 3-31-95 and 5-31-95 Financial Statements and any subsequent financial statements requested by the Purchaser, the results of which shall be satisfactory to Purchaser in its sole discretion. Shareholders and Seller shall make available to Purchaser and its attorneys, accountants, agents and representatives (a) all books, records and tax returns of Seller, (b) all equipment, machinery, inventory and facilities of Seller (including the Mill and other leased property), (c) all employee benefit plans and related liabilities, (d) all contracts, agreements and permits relating to Seller and the Business or its operation, (e) all other information and documents relating to the representations and warranties of the Shareholders and Seller made in this Agreement, (f) all corporate records including articles, bylaws, director and shareholder resolutions, and (g) all other documents and information which Purchaser may reasonably request. Seller shall further make available its officers, key employees and agents, including attorneys and accountants, to Purchaser upon reasonable request. The Purchaser shall not
                                                                        ---
contact or discuss the proposed transaction with any rank and file employees of the Seller without the prior consent of Seller. The Purchaser shall approve or disapprove its due diligence investigation within five days after execution and delivery of a fully executed copy of this Agreement (the "Due Diligence Contingency Period"). If the Purchaser fails to notify the

Shareholders of its disapproval by the expiration of the Due Diligence Contingency Period, then the Purchaser shall conclusively be deemed to have approved its investigation. If Purchaser notifies Seller of its disapproval of the Due Diligence Review before the expiration of the Due Diligence Contingency Period, Purchase may terminate this Agreement and, it shall be entitled to receive the $25,000 Deposit previously paid. This provision shall supersede the letter of intent between the parties with respect to the Deposit. If Purchaser notified Seller in writing on or before the end of the Due Diligence Contingency Period that it has not approved its due diligence investigation, this Agreement shall terminate and Sellers's Shareholders' and Purchaser's obligations hereunder shall terminate. Such written approval or disapproval shall be subject to the pure judgment, personal satisfaction, and sole and absolute discretion of Purchaser. In the event that Purchaser fails to notify Sellers in writing of Purchaser's approval or disapproval on or before the expiration of the Due Diligence Contingency Period, Purchaser's silence conclusively shall be deemed to be approval of its due diligence investigation.

             9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.
                 ------------------------------------------------

     All obligations of the Purchaser to effect the Closing hereunder are, at the option of the Purchaser, subject to the conditions precedent that, at the
Closing:

     9.1. Opinion of Counsel.  Purchaser shall have received the favorable
          ------------------
opinion of Magasinn & Magasinn, counsel for Seller Group, addressed to Purchaser and dated as of the Closing, in form attached hereto as Exhibit 9.1.

     9.2. Performance by Seller.  All the terms, covenants, agreements and
          ---------------------
conditions of this Agreement to be complied with and performed by a member of the Seller Group on or before the Closing shall have been complied with and performed.

     9.3. Representation and Warranties.  The representations and warranties
          -----------------------------
made by members of the Seller Group in this Agreement shall be true and correct as of the Closing.

     9.4. No Actions or Proceedings.  No Legal Proceeding shall have been
          -------------------------
instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect Purchaser's right to own, operate or control, after the Closing, the Assets or the Business or any material portion thereof.

     9.5. No Material Adverse Change.  Since December 31, 1994, neither the
          --------------------------
Assets nor the Business shall have been adversely affected in any material way, or sustained any material loss, whether or not insured, and no condemnation proceedings affecting any material portion of the Real Property shall have been commenced and Seller shall not have received notice of the proposed commencement of any such proceedings. Since December 31, 1994, there shall have been no material adverse change in business, financial or economic conditions relating to the Business or Assets.

     9.6. Satisfaction of Counsel.  All corporate and other actions and
          -----------------------
proceedings in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to counsel for Purchaser.

     9.7. Name Change.  Seller shall have delivered to Purchaser certificates
          -----------
properly executed for filing with the Secretary of the State of California, changing Seller's name to a name dissimilar to that presently used.

     9.8. Consent; Permits and Approvals.  All Approvals, Consents and Permits
          ------------------------------
required in connection with the consummation shall have been obtained by the Seller and delivered to Purchaser on or prior to the Closing.

     9.9. Retention of Employees.  Each employee of Seller who Purchaser shall
          ----------------------
offer employment as of the conclusion of the Closing, on no less favorable terms of employment as he or she was employed by Seller, shall have accepted employment on such terms by Purchaser.

     9.10.  Lease.  Purchaser shall have received the consent of the Lessor of
            -----
the Real Property to the assignment and assumption of the Real Property Lease by Purchaser, effective as of the Closing. The Purchaser shall fully cooperate with the Lessor in obtaining such consent including providing financial information and guarantees of Wakefield, if requested by Lessor.

     9.11.  Certain Environmental Matters.  Seller shall deliver to Purchaser
            -----------------------------
evidence that the underground storage tank which was on the real Property has been removed by the Seller in accordance with applicable Laws.

     9.12.  Documents.  Purchaser shall have received each of the Documents set
            ---------
forth in Section 11.1 in form and substance reasonably satisfactory to it.

         10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER GROUP.
              --------------------------------------------------------

          All obligations of the Seller Group to effect the Closing hereunder are, at its option, subject to the conditions precedent that, at the Closing:

          10.1.  Opinion of Counsel.  Seller shall have received the favorable
                 ------------------
opinion of Greenberger & Forman, counsel for the Purchaser, addressed to the Seller and dated as of the Closing, in the form attached hereto as Exhibit 10.1.

          10.2.  Performance by the Purchaser.  All the terms, covenants,
                 ----------------------------
agreements and conditions of this Agreement to be complied with and performed by the Purchaser on or before the Closing shall have been complied with and performed.

          10.3.  Representations and Warranties.  The representations and
                 ------------------------------
warranties made by the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing.

          10.4.  No Actions or Proceedings.  No Legal Proceeding shall have been
                 -------------------------
instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

          10.5.  Satisfaction of Counsel.  All corporate and other actions and
                 -----------------------
proceedings in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to counsel for the Seller.

          10.6.  Documents.  Seller shall have received each of the Documents
                 ---------
referred to in Section 11.2 in form and substance reasonably satisfactory to it.

                11.  DOCUMENTS TO BE DELIVERED AT THE CLOSING.
                     ----------------------------------------

          11.1.  Documents to be Delivered by the Seller Group.  At the Closing,
                 ---------------------------------------------
the Seller Group shall deliver, or cause to be delivered, to the Purchaser the following, executed by all parties thereto other than the Purchaser:

          (a) instruments of transfer and assignment (including separate instruments transferring and assigning the Permits, Intellectual Property Rights, Contracts and Leases) of the Business and the Assets to the Purchaser, in form and substance satisfactory to the Purchaser's counsel;

          (b) copies of resolutions of the boards of directors of Seller authorizing the transactions referred to in this Agreement, and a certificate of the secretary dated as of the Closing, to the effect that the resolutions were duly adopted and are in full force and effect;

          (c) the opinion of counsel referred to in Section 9.1;

          (d) the Approvals, Consents and Permits;

          (e) the Accrued Employment Costs Schedule;

          (f) assignments of the Contracts and Leases, with the Leasor's estoppel certificate with respect to the Real Property Lease;

          (g) the up-dated Schedules referred to in Sections 6.11(d), 6.21 and 6.25(b);

          (h) the Escrow Agreement, executed by each member of the Seller Group, and by Magasinn & Magasinn, as escrow agent;

          (i) a certificate of the Seller and of each other member of the Seller Group certifying the truthfulness of the Seller Group's representations and warranties, and the fulfillments of all of Seller Group's covenants, as of Closing;

          (j) such supplemental schedules as may be necessary to make all Schedules of the Seller accurate and complete as of Closing;

          (k) a certificate of amendment to Seller's certificate of incorporation changing its name, in proper form for filing with the California Secretary of State; and

          (l) a Pay-Off Letter from CNB dated as of the Closing setting forth the amount necessary to discharge its lien on the Assets and Business, and a duly executed release and Form UCC-3 terminating all of CNB's liens in the Assets and Business subject to Purchaser's payment of the amount set forth in the Pay-Off Letter.

          11.2.  Documents to be Delivered by the Purchaser.  At the Closing,
                 ------------------------------------------
the Purchaser shall deliver, or cause to be delivered, to the Seller the following:

          (a) the Purchase Price in the manner described in Section 4.2.

          (b)  the Escrow Agreement;

          (c) the opinion of counsel referred to in Section 10.1;

          (d) agreements assuming the Assumed Contracts, (including the Leases), in form and substance satisfactory Purchaser; and

          (e) the release by CNB to Seller of the Bank Debt; and

          (f) a certificate of the Purchaser certifying the truthfulness of its representations and warranties, and the fulfillments of all of Purchaser's covenants, as of Closing;

          (g) copies of resolutions of the board of directors of Purchaser authorizing the transactions referred to in this Agreement, and a certificate of the Secretary dated as of the Closing, to the effect that the resolutions were duly adopted and are in full force and effect.

                      12.  SURVIVAL AND INDEMNIFICATIONS.
                           -----------------------------

          12.1.  Survival of Representations.  The representations, warranties,
                 ---------------------------
covenants and agreements contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect, subject to all limitations and other provisions contained in this Agreement.

          12.2.  Indemnification by Seller Group.  Each member of Seller Group
                 -------------------------------
hereby agrees, jointly and severally, to indemnify and hold harmless Purchaser and its successors, assigns and affiliates (and its and their respective directors, officers, employees, agents and representatives) from and against any and all claims, damages, liabilities, fines, liens, losses or other obligations whatsoever, together with costs and expenses, including fees and disbursements of counsel and expenses of investigation (payable as provided for in Section 12.5), incurred in connection therewith or in connection with the enforcement of the indemnifying party's indemnification obligations hereunder (collectively, "Losses"):

          (a) arising out of, based upon, or caused by the inaccuracy of any representation or the breach of any warranty or covenant of any member of Seller Group contained in this Agreement or in any agreement, certificate or other instrument delivered by any member of Seller Group pursuant to this Agreement;

          (b) arising from the failure of a member of the Seller Group to pay or discharge, in due course, any Retained Liability; and

          (c) arising from the failure by Seller or Purchasers to comply with the Bulk Transfer Law of the State of California.

          (d) arising out of the operation of the Business and Assets prior to the Closing.

     12.3.  Indemnification by Purchaser.  Purchaser and Wakefield, jointly and
            ----------------------------
severally, hereby agree to indemnify and hold harmless Seller, Shareholders and their Affiliates (and their respective directors, officers, employees, agents and representatives) from and against any and all Losses:

          (a) arising out of, based upon or caused by the inaccuracy of any representation or the breach of any warranty, covenant or agreement of the Purchaser contained in this Agreement or in any agreement, certificate or other instrument delivered by the Purchaser pursuant to this Agreement;

          (b) arising from the failure of the Purchaser to pay or discharge, in due course, any Assumed Liability; or

          (c) arising out of a claim by TiBrand that consummation of the transaction contemplated hereby violates its rights, except that Purchaser shall not indemnify Seller Group for any claim predicated on the Letter of Agreement or any extension, modification or amendment thereof. If, however, TiBrand's claim is based on such Letter of Agreement and also upon a claim that consummation of the transaction violates a Confidentiality and Non-Circumvention Agreement between Purchaser and TiBrand dated January ___, 1995, Purchaser shall defend Seller Group from such claim with counsel reasonably satisfactory to Seller Group which may be the same counsel defending Purchaser from such claim. If TiBrand succeeds on its claim that the Transaction violates the Letter of Agreement but not the Non-Circumvention Agreement, each member of Seller Group, jointly and severally, shall reimburse Purchaser for amounts incurred in defense of such claim.

          (d) arising out of the operation of the Business and Assets subsequent to the Closing.

     12.4.  Notice, Etc.  Each indemnified party agrees to give the indemnifying
            ------------
party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, "Claims") for which such indemnified party intends to assert a right to indemnification under this Agreement, identify all provisions of this Agreement under which the Claims arise, and set forth the Claim in reasonable detail. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Claim. With respect to any Claim relating solely to the payment of money damages and which will not result in the indemnified party's becoming subject to injunctive or other relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

     12.5.  Reimbursement of Costs.  The costs and expenses, including fees and
            ----------------------
disbursements of counsel and expenses of investigation, incurred by any indemnified party in connection with any Claim shall be reimbursed on a quarterly basis by the indemnifying party, without prejudice to the indemnifying party's right to contest the indemnified party's right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the indemnified party. The indemnification provided for herein shall extend to any Indemnified Costs incurred in defending any claim, suit or assessment which, if successful, would have given rise to an obligation for indemnification.

     12.6.  Limitations.  (a) Notwithstanding anything to the contrary contained
            -----------
in this Agreement, and notwithstanding any statute of limitations, the obligation of the members of the Seller Group to indemnify Purchaser, its Affiliates and their respective directors, officers, employees, agents and representatives from and against any Loss other than from a failure to pay a Retained Liability (which will continue for the applicable statute of limitations) shall terminate twelve months after the Closing, and not before then, if no notice of Claim shall have been given with respect to such Loss prior to expiration of said period, except that Claims pending on, or asserted prior to, the expiration of said period shall continue to be indemnified against.

          (b) Notwithstanding the foregoing, no claim for indemnification arising from a breach of a representation or warranty shall be made by either party hereto until such party's Indemnified Costs or Loss exceed $25,000 in the aggregate.

                         13.  POST CLOSING CONTRACTS.
                              ----------------------

     13.1.  Non-Compete; Non-Disclosure; Consulting.  (a)  Each member of Seller
            ---------------------------------------
Group agrees that, for a period of six years from the Closing Date, neither they nor any of their Affiliates will in any way, directly or indirectly, take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Purchaser and its Affiliates relating to the Business, and will not, without Purchaser's prior written consent, (x) engage in any business, directly or indirectly, that competes with the Business, (y) hire any person that worked for Seller within one year of Closing or that worked for Purchaser at anytime thereafter and (z) disclose or use, in any manner, any confidential information related to the Business or the Assets or use of any Intellectual Property Right.

          (b) Each member of Seller Group acknowledges that its failure to comply with the provisions of Section 13.1(a) will result in irreparable and continuing damage for which there will be no adequate remedy at law and that, in the event of a failure to comply, the aggrieved party and their successors, legal representatives and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of Section 13.1(a).

          (c) Each Shareholder shall be physically present at the plant and shall consult with Purchaser (regarding matters pertaining to the Business and Assets) following the Closing for a period of one month on a full time basis (4-6 hours a day, 5 days a week), and for a subsequent two month period one of the two shareholders shall be present at the plant and shall consult with Purchaser on a part-time basis (4-6 hours per day, 3-4 days per week, as requested). During such subsequent two month period, the Shareholders shall allocate the obligations to be present at the plant substantially equally between them. The Shareholders will also make themselves reasonably available to consult by telephone for an additional period of three months. During the period the Shareholders shall consult with Buyer, Buyer shall continue to provide to the Shareholders the same or comparable medical insurance as is currently being provided by Seller.

     13.2.  Further Assurances.  From and after the Closing, upon request of the
            ------------------
Purchaser the members of the Seller Group shall execute, acknowledge and deliver all such further documents as may be reasonably requested to further evidence or effect the transfer to the Purchaser of good title to, and possession of, the Assets.

     13.3.  Use of Names.  After the Closing, no member of Seller Group nor any
            ------------
of its affiliates, successors or assigns of shall adopt or otherwise use the name Specialty Extrusion or any variation thereof or any trade name, trademark or service mark used in connection with the Business. Each Seller further agrees that as of the Closing it will amend its Certificate of Incorporation to change its corporate name to a name not similar to Specialty Extrusion.

     13.4.  Financial Records.  (a)  Each party hereby agrees that, after
            -----------------
Closing, it shall make available to the other all work papers, records and notes of any kind, at all reasonable times, for the purpose of allowing the appropriate party to complete tax returns, respond to audits, obtain refunds, make any determination required under this Agreement, verify issues and negotiate settlements with tax authorities or defend or prosecute tax claims.

          (b) After the Closing, the Purchaser shall (i) afford to Seller, its counsel and accountants, during normal business hours, reasonable access to the books, records and data relating to the Business or Assets with respect to the period through the Closing Date, and (ii) cooperate with Seller, at Seller's expense, in connection with any fact-finding by or on behalf of Seller in connection with any claims made against Seller.

     13.5.  Accounts Receivable Adjustments.  (a) At Closing, Seller Group shall
            -------------------------------
deliver to Purchaser a schedule of all Accounts Receivable as of the close of business on the day immediately prior to the Closing. The Purchaser shall use its best efforts to collect the accounts Receivable during a period of 90 days from the Closing Date (the "Collection Period"), but it shall not be obligated to threaten or institute legal proceedings in connection therewith. All amounts collected from customers shall be first applied to the oldest receivable of such customer unless the payment identifies the invoice for which payment is being made or disputes the validity or amount of any receivable due to Seller. If the amount of Account Receivables collected by the Purchaser during the Collection Period is less than the amount thereof reflected as Accounts Receivable (net or reserves for uncollectible accounts) on the Closing Date Net Working Capital Statement, the Purchaser shall provide to Seller a report certified as correct by an Officer of Purchaser, within four months after Closing, of all uncollected accounts, and Seller Group shall pay such amount. Seller Group shall not be required to reimburse the Purchaser with respect to (i) any concessions or adjustments given by the Purchaser to the customer relating to any such unpaid receivable, unless the Seller Group has previously consented to such adjustment in writing, (ii) any amounts due from Wakefield or any affiliate of Purchaser, or (iii) any amount not paid by a customer directly resulting from any action taken by Purchaser with respect to the sale of products to that customer after Closing. Upon such reimbursement, Purchaser shall assign such uncollected accounts receivable to Seller, and Seller shall have the right to undertake such collection efforts as Seller, in its discretion, may elect. All payments received by Purchaser after the Collection Period for which Seller Group has reimbursed Purchaser, shall promptly be paid to Seller.

     (b) If, after Closing, Purchaser shall collect Accounts Receivable as of the Closing in excess of the amount shown on the Closing Date Net Working Capital Statement as Accounts Receivable (net of reserves), Purchaser shall promptly remit such excess to Seller. Purchaser covenants that neither it nor its employees or agents shall do any act or institute any business practice intended to cause a customer to dispute, delay or fail to pay any amount owing to Seller.

     (c) Purchaser shall use its reasonable efforts after Closing Date to deliver to Seller periodic written reports showing Accounts Receivables which have been collected and those still outstanding. Seller and Shareholders shall have the right during normal business hours and upon reasonable notice to Purchaser to examine and copy, at their expense, Purchaser's records solely relating to the Accounts Receivables.

                              14.  MISCELLANEOUS.
                                   -------------

          14.1.  Amendments and Waivers.  This Agreement may be modified or
                 ----------------------
amended only by written instrument signed by the parties hereto.

          14.2.  Transferability.  (a) The respective rights and obligations of
                 ---------------
each party hereto shall not be assignable by such party without the written consent of the other parties hereto, except that Purchaser may assign its right to purchase the Assets and Business to any affiliate of Purchaser.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          14.3.  Notices.  Any notice, request or other document to be given
                 -------
hereunder to a party hereto shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, or by Federal Express (priority service), and by telephone facsimile transmission ("fax") confirmed by telephone, as follows:

          If to Purchaser, addressed to it at:

          Mr. Lawrence Butler
          750 Lexington Avenue, 27th Floor
          New York, New York 10022
          Fax Number:  (212) 446-5290

                    and

          Mr. Harry Chase
          Specialty Extrusion Acquisition Corp.
          27901 Front Street
          Temecula, California 90280
          Fax Number:  (800) 367-7588

                    and

          Greenberger & Forman
          1370 Avenue of the Americas, 27th Floor
          New York, New York 10019
          Fax Number (212) 757-4053
          Attention:  Joseph Greenberger, Esq.

          If to a member of the Seller Group, addressed to it at, or to him in the care of:
          Prior to Closing:

          Specialty Extrusion, Ltd.
          4070 Rainwood Avenue
          Yorba Linda, California 92686
          Attention:  Walter Hastie, Chairman
          Fax Number:

          After Closing:

          Walter Hastie
          4070 Rainwood Avenue
          Yorba Linda, CA 92686

          William Esparza
          7556 S. Lindsey Avenue
          Pico Rivera, CA 90660

          with a copy to:

          Magasinn & Magasinn
          4640 Admiralty Way, Suite 402
          Marina del Rey, California 90292
          Fax Number:  (310) 301-0035
          Attention:  Jonathan M. Feldman, Esq.

Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties.

     14.4.  Remedies.  Each party acknowledges and agrees that the other party
            --------
would be irreparably damaged in the event any of the provisions of this Agreement were not performed by it in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction to prevent breaches of such provisions and to specifically enforce such provisions, in addition to any other remedy to which such party may be entitled, at law or in equity. In the event that the transaction contemplated by this Agreement fails to Close because of the nonfulfillment of any condition to Purchaser's obligation to Close or as a result of any breach by a member of the Seller Group under this Agreement, Purchaser shall be entitled to receive the return of the Deposit and as liquidated damages, the sum of $25,000 from the members of the Seller Group.

     14.5.  Governing Law; Legal Fees.  This Agreement shall be governed by and
            -------------------------
construed in accordance with the laws of the State of California. In the event of any dispute, as part of any judgment, the party substantially prevailing in its claims of defense shall be entitled to its reasonable attorneys fees, costs, disbursements and expert witness fees.

     14.6.  Dispute Resolution.  Any controversy, dispute or claim arising out
            ------------------
of, in connection with, or in relation to the interpretation, performance, or breach of this Agreement shall be resolved, at the request of either party, by a general reference conducted by a retired judge from the panel of Judicial Arbitration & Mediation Services, Inc. (J.A.M.S.), appointed pursuant to the provisions of California Code of Civil Procedure section 638(1) et seq. The parties intend this general reference agreement to be specifically enforceable in accordance with said section 638(1). If the parties cannot agree upon a member of the J.A.M.S. panel, one shall be appointed by the Presiding Judge in Los Angeles County. Venue for any such dispute or controversy shall be haled in Los Angeles County, California. Each of the parties hereto shall each bear one-half of the cost of appointing the Judge and of paying the Judge's fees. The procedure whereby the evidence (oral and/or written) relating to the controversy or dispute shall be as agreed to by the parties, and in the absence of such agreement, shall be as determined by the Judge. The parties shall instruct the Judge that his or her written decision is to be rendered within five (5) months of the date of his or her appointment. Such decision shall be binding and conclusive on the parties hereto and enforceable as provided by the law of the State of California, and judgment on such decision may be entered by any court having jurisdiction thereof. Notwithstanding anything in this Paragraph to the contrary, the parties shall have the right to seek temporary restraining orders, preliminary injunctions, attachments and similar provisions, equitable pre-judgment relief in a court of competent jurisdiction in the event of a material breach of the terms of this

Agreement and the party seeking such relief has determined good faith that the exigencies of the breach require such immediate relief. The seeking of such relief will not be construed as a waiver or election against any of the other terms of this paragraph.

     14.7.  Partial Invalidity.  In the event that any provision of this
            ------------------
Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     14.8.  Section Headings.  The section headings and table of contents
            ----------------
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     14.9.  Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     14.10.  Entire Agreement.  This Agreement, together with the Schedules and
             ----------------
Exhibits and the agreements and instruments delivered pursuant hereto, contains the entire agreement between the parties, and supersede all prior agreements and understanding between them relating to the subject matter hereof.

     14.11.  Publicity.  Prior to Closing, no party shall issue any press
             ---------
release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without obtaining the prior approval of the other parties (which shall not be unreasonably withheld or delayed), except as may be required by law or the regulations of any securities exchange.

     14.12.  Joint and Several Obligations.  Each member of Seller Group is
             -----------------------------
jointly and severally responsible for the agreements, covenants, representations, warranties and obligations of any member of Seller Group contained in this Agreement. Purchaser and Wakefield are jointly and severally responsible for the agreements, covenants, representations, warranties and obligations of Purchaser contained in this Agreement.

     14.13.  Release of Personal Guarantees.  To the extent that either
             ------------------------------
Shareholder has personally guaranteed any Assumed Liability, Seller and Purchaser shall cooperate to cause the Shareholders to be released from any such guarantees which are set forth on Schedule 14.13. In the event such guarantees are not released, Purchaser shall indemnify the Shareholder from all Losses thereunder which arise after the Closing.

     14.14.  Confidentiality.  Prior to the Closing Date, and at all times
             ---------------
thereafter if the transactions contemplated herein are not consummated, Purchaser agrees to keep secret all confidential information regarding Seller and Shareholders and the Assets which it has received from Seller, Shareholders to their representatives during the negotiation of this Agreement or its investigation of the Assets. Purchaser agrees not to use any of such confidential information in the conduct of this business or any business controlled by it or otherwise and, if this Agreement is terminated for any reason prior to the Closing Date, Purchaser agrees to deliver to Seller, upon Seller's request, all memoranda, notes records, agreements, reports and other documents, and any copies thereof, relating to the Assets which Purchaser may then possess or have under its control and which it received from Seller or its agents.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on and as of the day and year first above written.


                         SPECIALTY EXTRUSION, LTD.


                             /s/ WALTER HASTIE
                         By_______________________________________
                           [Name]
                           [Title] President


                             /s/ WALTER HASTIE
                           -----------------------------------------
                           WALTER HASTIE


                             /s/ WILLIAM ESPARZA
                           -----------------------------------------
                           WILLIAM ESPARZA

                         SPECIALTY ACQUISITION CORP.


                             /s/ HARRY CHASE
                         By_______________________________________
                           Harry Chase, President

                         WAKEFIELD ENGINEERING, INC.


                             /s/ HARRY CHASE
                         By_______________________________________
                           Harry Chase, President